Consent of Independent Registered Public Accounting Firm

Voyager Oil & Gas, Inc.

Denver, Colorado

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this registration statement of Voyager Oil & Gas, Inc. (the “Company”) of our reports dated March 13, 2012, relating to the financial statements and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s annual Form 10-K for the year ended December 31, 2011 and our report dated August 3, 2012, relating to the consolidated financial statements of Emerald Oil, Inc. appearing in the Company’s current report on Form 8-K/A filed on August 7, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Houston, TX

October 15, 2012